Exhibit 99.1

NEWS RELEASE
Contact: Mendy Marsh, CFO Phone number: (210) 308-8267

Contact: Jim Fanucchi, Summit IR Group, Inc. Phone number: (408) 404-5400 Email: ir1@globalscape.com

GlobalSCAPE Announces First Quarter Financial Results

SAN ANTONIO, TEXAS, May 12, 2009– GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of file transfer solutions, today announced financial results for its first quarter of fiscal year 2009, ended March 31, 2009.

Revenue was $3.2 million, a decline of 20 percent when compared with revenue of $4.1 million in the same quarter last year. Net loss for the first quarter was $244,000, or net loss of $0.01 per diluted share. This compares with net income of $152,000, or net income of $0.01 per diluted share, in the same period a year ago.

“Our first quarter results reflect the impact of the economic downturn on both consumer and business spending during the first part of the year,” said Jim Morris, GlobalSCAPE President and CEO. “As previously announced, we decided to continue making strategic investments in our business, even during the downturn, to ensure that we sustain the momentum necessary to excel as the economy strengthens. Our recent product announcements, contract wins, and partnerships validate this decision,” Morris continued. “We are looking forward to a profitable second quarter, and to extending our market leadership.”

Quarterly Highlights

In January, GlobalSCAPE announced a partnership with Network Automation to deliver a new workflow engine for EFT Server, the company’s enterprise information-sharing solution. The new workflow engine saves customers time and money as they develop workflows to streamline and automate complex processes involving file transfer.

In March, the company released EFT Server Version 6. This newest version of GlobalSCAPE’s flagship information-sharing solution reflected almost two years of cumulative development effort since the last major release of EFT Server in June 2007. No other managed file transfer product provides an equivalent level of compatibility with industry standards and support for regulatory compliance initiatives.

During March, GlobalSCAPE also announced a partnership with Carahsoft, a $300 million provider of IT solutions to the government sector. Through the Carahsoft partnership, government organizations can procure GlobalSCAPE’s solutions easily through long-term, pre-approved contract vehicles. The U.S. Army awarded GlobalSCAPE a $2.7 million U.S. Army contract, announced in April, using Carahsoft’s GSA Schedule.

“We added numerous new enterprise-level customers during the first quarter and expanded our presence in other customer IT environments during the first quarter,” Morris noted. “Customers have responded positively to our latest version of EFT Server, recognizing the powerful new features in this solution as well as the importance of our numerous certifications and validations awarded during the past year. We also have received increasing interest from other prospective partners within our industry and in adjacent market spaces.”

Conference Call Today At 4:30 p.m. ET

GlobalSCAPE management will hold a conference call to discuss the first quarter fiscal 2009 financial results and other corporate matters today at 4:30 p.m. Eastern Time/3:30 p.m. Central Time. Those wishing to join should dial 1-800-380-1061 and use Conference ID # 96353456. A live webcast of the conference call will also be available in the investor relations page of the company’s website at www.globalscape.com. A webcast replay of the conference call will be available on the Company’s website through June 12, 2009.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) solutions for securely exchanging critical information over the Internet, within an enterprise, or to business partners. Since the release of CuteFTP in 1996, GlobalSCAPE’s solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties, and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2008 calendar year, filed with the Securities and Exchange Commission on March 31, 2009.

Summary Financial Data

GlobalSCAPE, Inc.

Statements of Operations

(Unaudited)

	Three months ended
	March 31, 2009	March 31, 2008
OPERATING REVENUE:
Software product revenues	$1,947,149	$2,889,058
Maintenance and support revenues	1,293,245	1,166,761

Total revenue	3,240,394	4,055,819

OPERATING EXPENSES:
Cost of revenues	51,916	30,025
SG&A expenses	2,583,135	2,981,809
R&D expenses	675,192	543,270
Depreciation and amortization	172,039	174,019

Total operating expenses	3,482,282	3,729,123

OPERATING (LOSS) INCOME	(241,888)	326,696

Other income (expense)	10,419	30,311

(LOSS) INCOME BEFORE INCOME TAXES	(231,469)	357,007

PROVISION FOR INCOME TAXES	12,973	205,074

NET (LOSS) INCOME	$(244,442)	$151,933

Net (loss) income per common share – basic	$(0.01)	$0.01
Net (loss) income per common share – diluted	$(0.01)	$0.01
Weighted average shares outstanding:
Basic	17,227,371	17,322,827
Diluted	17,227,371	18,099,028

GlobalSCAPE, Inc.

Balance Sheet

	March 31, 2009 (Unaudited)	December 31, 2008
Assets
Cash and cash equivalents	$6,221,773	$6,318,604
Accounts receivable (net of allowance for doubtful accounts of $287,645 and $330,916 on March 31, 2009 and December 31, 2008, respectively	1,787,263	2,021,293
Federal income tax receivable	125,529	19,244
Prepaid expenses	92,700	120,162

Total current assets	8,227,265	8,479,303

Fixed assets, net	1,756,937	1,642,776
Intangible assets, net	1,058,618	1,134,000
Goodwill	619,065	619,065
Deferred tax asset	—	297,183
Other assets	52,458	47,581

Total assets	$11,714,343	$12,219,908

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$454,885	$512,256
Accrued expenses	399,210	560,889
Deferred revenue	2,817,855	2,755,698
Deferred compensation	—	215,858

Total current liabilities	3,671,950	4,044,701

Deferred tax liability	329,621	545,169
Other long term liabilities	195,357	151,497
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 authorized, 17,630,952 issued at March 31, 2009 and December 31, 2008	17,631	17,631
Additional paid-in capital	10,020,696	9,737,380
Treasury stock, 403,581 shares, at cost, at March 31, 2009 and December 31, 2008	(1,451,805)	(1,451,805)
Retained deficit	(1,069,107)	(824,665)

Total stockholders’ equity	7,517,415	7,478,541

Total liabilities and stockholders’ equity	$11,714,343	$12,219,908